UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   PATEL, CHETAN
   7000 Central Parkway, Suite 850
   Atlanta, GA  30328
2. Date of Event Requiring Statement (Month/Day/Year)
   01-01-00
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   BUCKHEAD AMERICA CORPORATION
   BUCK
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SVP - BAC Franchising, Inc.
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $.01 par value               |0                     |                |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option            |(1)      |4/26/06  |Common Stock           |2,000    |$5.38     |D            |                           |
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Stock Option            |(2)      |6/26/07  |Common Stock           |3,000    |$6.88     |D            |                           |
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Stock Option            |(3)      |5/28/08  |Common Stock           |3,000    |$7.37     |D            |                           |
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Stock Option            |(4)      |5/27/09  |Common Stock           |3,000    |$5.25     |D            |                           |
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Stock Option            |(5)      |5/25/10  |Common Stock           |7,000    |$5.00     |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Option is exercisable as follows: one-third immediately on 4/26/96 (the "Grant Date") and one-third on each anniversary of the Grant
Date.
(2) Option is exercisable as follows: one-third immediately on 6/26/97 (the "Grant Date") and one-third on each anniversary of the Grant
Date.
(3) Option is exercisable as follows: one-third immediately on 5/28/98 (the "Grant Date") and one-third on each anniversary of the Grant
Date.
(4) Option is exercisable as follows: one-third immediately on 5/27/99 (the "Grant Date") and one-third on each anniversary of the Grant
Date.
(5) Option is exercisable as follows: one-third immediately on 5/25/00 (the "Grant Date") and one-third on each anniversary of the Grant
Date.
SIGNATURE OF REPORTING PERSON
/s/ Chetan Patel
Chetan Patel
DATE
January 3, 2001